FUND PARTICIPATION AGREEMENT

                                     between

                             WANGER ADVISORS TRUST,

                    COLUMBIA WANGER ASSET MANAGEMENT, LP, and

                        ING INSURANCE COMPANY OF AMERICA

         ING Insurance Company of America (the "Company"), Wanger Advisors Trust (the "Fund") and Columbia Wanger Asset Management, LP (the "Adviser") hereby agree to an arrangement whereby the Fund shall be made available to serve as underlying investment media for Variable Annuity or Variable Life Contracts ("Contracts") to be issued by the Company.

1.       Establishment of Accounts; Availability of Fund.

         (a) The Company represents that it has established Variable Annuity Account I and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the "Accounts"), each of which is a separate account under Florida Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

         (b) The Fund and the Adviser represent and warrant that the investments of the series of the Fund (each designated a "Portfolio") specified in Schedule B attached hereto (as may tie amended from time to time with the mutual consent of the parties hereto) will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the Regulations thereunder, and that at all times while this agreement is in effect, all beneficial interests will be owned by one or more insurance companies or by any other-party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code or by the successor thereto, or by any other party permitted under a Revenue Ruling or private letter ruling granted by the Internal Revenue Service.

         (c) The Board of Trustees of the Fund (hereinafter the "Board") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

2.       Pricing Information; Orders; Settlement.

         (a) The Fund will make Fund shares available to be purchased by the Company, and will accept redemption orders from the Company, on behalf of each Account at the net asset value applicable to each order on those days on which the Fund calculates its net asset value (a "Business Day"). Fund shares shall be purchased and redeemed in such quantity and at such time determined by the Company to be necessary to meet the requirements of those Contracts for which the Fund serve as underlying investment media, provided, however, that the Board of Trustees of the Fund (hereinafter the "Trustees") may upon reasonable notice to the Company, refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is (1) required by law or by regulatory authorities having jurisdiction or (2) in the sole discretion of the Trustees, acting in good faith and in the best interests of the shareholders of any Portfolio and acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

         (b) The Fund will make best efforts to provide to the Company closing net asset value, dividend and capital gain information at the close of trading each day that the New York Stock Exchange (the "Exchange") is open (each such day a "Business Day") by 6:30 p.m. East Coast Time but in no event later than 7:00 p.m. East Coast Time on such Business Day. The Company will send via facsimile or electronic transmission to the Fund or its specified agent orders to purchase and/or redeem Fund shares by 9:00 a.m. East Coast Time the following business day. Payment for net purchases will be wired by the Company to an account designated by the Fund to coincide with the order for shares of the Fund.

         (c) The Fund hereby appoints the Company as its agent for the limited purpose of accepting purchase and redemption orders for Fund shares relating to the Contracts from Contract owners or participants. Orders from Contract owners or participants received from any distributor of the Contracts (including affiliates of the Company) by the Company, acting as agent for the Fund, prior to the close of the Exchange on any given business day will be executed by the Fund at the net asset value determined as of the close of the Exchange on such Business Day, provided that the Fund receives written (or facsimile) notice of such order by 9 a.m., East Coast Time on the next following Business Day. Any orders received by the Company acting as agent on such day but after the close of the Exchange will be executed by the Fund at the net asset value determined as of the close of the Exchange on the next business day following the day of receipt of such order, provided that the Fund receives written (or facsimile) notice of such order by 9 a.m., East Coast Time within two days following the day of receipt of such order.

         (d) Payments for net redemptions of shares of the Fund will be wired by the Fund to an account designated by the Company, and payments for net purchases of the Fund will be wired by the Company to an account designated by the Fund. Payments for net redemptions and net purchases will be made on the same Business Day as the order to purchase or redeem Fund shares. Payments shall be in federal funds transmitted by wire.

         (e) In lieu of applicable provisions set forth in paragraphs 2(a) through 2(d) above, the parties may agree to provide pricing information, execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV system in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.

         (f) Each party has the right to rely on information or confirmations provided by the other party (or by any affiliate of the other party), and shall not be liable in the event that an error is a result of any misinformation supplied by the other party.

         (g) The Company agrees to purchase and redeem the shares of the Portfolios named in Schedule B offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information. The Company shall not permit any person other than a Contract owner or Participant to give instructions to the Company which would require the Company to redeem or exchange shares of the Fund. This provision shall not be construed to prohibit the Company from substituting shares of another fund, as permitted by law.

         (h) ING represents and warrants that it has adopted and implemented controls reasonably designed to ensure that all orders received by the Company after the close of the Exchange on a particular Business Day will not be aggregated with orders received by the Company before the close of the Exchange on such Business Day.

3.       Expenses.

         (a) Except as otherwise provided in this Agreement, all expenses incident to the performance by the Fund under this Agreement shall be paid by the Fund, including the cost of registration of Fund shares with the Securities and Exchange Commission (the "SEC") and in states where required. The Fund and Adviser shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or Adviser, except as provided herein and in Schedule C attached hereto and made a part of this Agreement as may be amended from time to time with the mutual consent of the parties hereto. All expenses incident to performance by each party of its respective dues under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

         (b) The Fund or the Adviser shall provide to the Company Post Script files of periodic fund reports to shareholders and other materials that are required by law to be sent to Contract owners. In addition, the Fund or the Adviser shall provide the Company with a sufficient quantity of its prospectuses, statements of additional information and any supplements to any of these materials, to be used in connection with the offerings and transactions contemplated by this Agreement. In addition, the Fund shall provide the Company with a sufficient quantity of its proxy material that is required to be sent to Contract owners. The Adviser shall be permitted to review and approve the typeset form of such material prior to such printing provided such material has been provided by the Adviser to the Company within a reasonable period of time prior to typesetting.

         (c) In lieu of the Fund's or Adviser's providing printed copies of prospectuses, statements of additional information and any supplements to any of these materials, and periodic fund reports to shareholders, the Company shall have the right to request that the Fund transmit a copy of such materials in an electronic format (Post Script files), which the Company may use to have such materials printed together with similar materials of other Account funding media that the Company or any distributor will distribute to existing or prospective Contract owners or participants.

4.       Representations.

The Company agrees that it and its agents shall not, without the written consent of the Fund or the Adviser, make representations concerning the Fund, or its shares except those contained in the then current prospectuses and in current printed sales literature approved by or deemed approved by the Fund or the Adviser.

The Company agrees to cooperate fully with any and all efforts by the Funds to assure the Funds that the Company has implemented effective compliance policies and procedures administered by qualified personnel as required by and in accordance with any and all applicable laws, rules and regulations.

5.       Termination.

         This agreement shall terminate as to the sale and issuance of new
Contracts:

         (a) at the option of either the Company, the Adviser or the Fund, upon sixty days advance written notice to the other parties;

         (b) at the option of the Company, upon one week advance written notice to the Adviser and the Fund, if Fund shares are not available for ally reason to meet the requirement of Contracts as determined by the Company. Reasonable advance notice of election to terminate shall be furnished by the Company;

         (c) at the option of either the Company, the Adviser or the Fund, immediately upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, the Company, the Fund or the Adviser by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body;

         (d) upon the determination of the Accounts to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. The Company will give 60 days written notice to the Fund and the Adviser of any decision to replace the Fund's' shares;

         (e) upon assignment of this Agreement, unless made with the written consent of all other parties hereto; and/or

         (f) if Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium for Contracts issued or to be issued by the Company. Prompt notice shall be given by the appropriate party should such situation occur.

6.       Continuation of Agreement.

         Termination as the result of any cause listed in Section 5 shall not affect the Fund's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body, or is determined by the Fund's Board to be necessary to remedy or eliminate an irreconcilable conflict pursuant to Section 10 hereof

7.       Advertising Materials; Filed Documents.

         (a) Advertising and sales literature with respect to the fund prepared by the Company or its agents for use in marketing its Contracts will be submitted to the Fund or its designee for review before such material is submitted to arty regulatory body for review. The Fund or its designee shall advise the submitting part in writing within three (3) Business Days of its approval or disapproval of such materials.

         (b) The Fund will provide additional copies of its financials as soon as available to the Company and at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements and all amendments or supplements to any of the above that relate to the Fund promptly after the filing of such document with the SEC or other regulatory authorities. At the Adviser's request, the Company will provide to the Adviser at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Account promptly after the filing of such document with the SEC or other regulatory authority.

         (c) The Fund or the Adviser will provide via Excel spreadsheet diskette format or in electronic transmission to the Company at least quarterly portfolio information necessary to update Fund profiles within seven business days following the end of each quarter.

         (d) The Advisor will reimburse the Company for any incorrect information provided to the Company under this Section as provided for in Schedule C.

8.       Proxy Voting.

         (a) The Company shall provide pass-through voting privileges on Fund shares held by registered separate accounts to all Contract owners and participants to the extent the SEC continues to interpret the 1940 Act as requiring such privileges. The Company shall provide pass-through voting privileges on Fund shares held by unregistered separate accounts to all Contract owners.

         (b) The Company will distribute to Contract owners and participants, as appropriate, all proxy material furnished by the Fund and will vote Fund shares in accordance with instructions received from such Contract owners and participants. If and to the extent required by law, the Company, with respect to each group Contract and in each Account, shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company amid its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners and participants.

9.       Indemnification.

         (a) The Company agrees to indemnify and hold harmless the Fund and the Adviser, and its directors, officers, employees, agents and each person, if any, who controls the Fund or its Adviser within the meaning of the Securities Act of 1933 (the "1933 Act") against any, losses, claims, damages or liabilities to which the Fund or any such director, officer, employee, agent, or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or sales literature of the Company or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the prospectuses or sales literature of the Fund) of the Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are the underlying investment. The Company will reimburse any legal or other expenses reasonably incurred by the Fund or any such director, officer, employee, agent, investment adviser, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or omission or alleged omission made in such Registration Statement or prospectus in conformity with written materials furnished to the Company by the Fund specifically for use therein or (ii) the willful misfeasance, bad faith, or gross negligence by the Fund or Adviser in the performance of its duties or the Fund's or Adviser's reckless disregard of obligations or duties under this Agreement or to the Company, whichever is applicable. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

         (b) The Fund and the Adviser agree to indemnify and hold harmless the Company and its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, prospectuses or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or material fact required to be stated therein or necessary to make the statements therein not misleading. The Fund will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim; damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectuses which are in conformity with written materials furnished to the Fund by the Company specifically for use therein.

         (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of-the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after nonce from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified patty in connection with the defense thereof other than reasonable costs of investigation.

10.      Potential Conflicts.

         (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Fund on and with the SEC and the order issued by the SEC dated December 18, 1996 (Order No. IC-22404) in response thereto (the "Mixed and Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of Fund (the "Board") will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contractholders of all separate accounts ("Participating Companies") investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contractholders and variable life insurance contractholders; or (vi) a decision by an insurer to disregard the voting instructions of contractholders. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised, This includes, but is not limited to, an obligation by the Company to inform the Board whenever contractholder voting instructions are disregarded.

         (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contractholder investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

                  (i) withdrawing the assets allocable to the Account from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contractholders and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contractholders the option of making such a change; and/or

                  (ii) establishing a new registered management investment company or managed separate account.

         (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contractholders having an interest in the Fund, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

         (c) For the purpose of this Section 10, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 10 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners or participants materially adversely affected by the irreconcilable material conflict.

11.      Miscellaneous.

         (a) Amendment and Waiver. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

         (b) Notices, All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

         To the Company:

                      ING Insurance Company of America
                      151 Farmington Avenue
                      Hartford, Connecticut 06156
                      Attention: Lisa S. Gilarde

         To the Fund:

                      Columbia Funds Distributor, Inc.
                      One Financial Center
                      Boston, Massachusetts 02111
                      Attn: Joe Feloney, Senior Vice President

         Any notice, demand or other communication given in a manner prescribed in this subsection (b) shall be deemed to have been delivered on receipt.

         (c) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         (d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         (e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         (f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

         (g) Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Connecticut.

         (h) It is understood by the parties that this Agreement is not an exclusive arrangement in any respect.

         (i) The terms of this Agreement and the Schedules thereto will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose such terms.

12.      Limitation on Liability of Trustees, etc.

         This agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of, the Fund. The obligations of this agreement shall be binding upon the assets and property of the Fund only and shall not be binding on any Trustee, officer or shareholder of the Fund individually.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 1st day of May, 2004.

ING INSURANCE COMPANY OF AMERICA

By:     /s/ Laurie M. Tilinghast
        ---------------------------------------------
Name:   Laurie M. Tilinghast
Title:  Vice President

WANGER ADVISORS TRUST

By:     /s/ Kenneth A. Kalina
        ---------------------------------------------
Name:   Kenneth A. Kalina
Title:  Assistant Treasurer

COLUMBIA WANGER ASSET MANAGEMENT, LP

By:     /s/ Kenneth A. Kalina
        ---------------------------------------------
Name:   Kenneth A. Kalina
Title:  Chief Financial Officer

                                   SCHEDULE A

               (For any future separate accounts - See Section 1(a)

                                   SCHEDULE B

                (List of portfolios available - See Section 1(b))

Wanger Select
Wanger U.S. Smaller Companies

                                   SCHEDULE C

The following costs, expenses and reimbursements will be paid by the party indicated:

1. For purposes of Sections 2 and 7, the Fund or the Adviser shall be liable to the Company for any amount the Company is required to pay to Contract owners or participants due to (i) an incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gain distribution rate or (ii) incorrect or late reporting of the daily net asset value, capital gain distribution rate of a Fund, upon written notification by the Company, with supporting data, to the Adviser. In addition, the Fund or the Adviser shall be liable to the Company for systems and out of pocket costs incurred by the Company in making a Contract owner's or a participant's account whole, if such costs or expenses are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains or financial information. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contact owner's or a Participant's amount whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

2. For purposes of Section 3, the Fund or the Adviser shall pay for the cost of typesetting and printing periodic fund reports to shareholders, prospectuses, prospectus supplements, statements of additional information and other materials that are required by law to be sent to Contract owners or participants, as well as the cost of distributing such materials. The Company shall pay for the cost of prospectuses and statements of additional information and the distribution thereof for prospective Contract owners or participants. Each party shall be provided with such supporting data as may reasonably be requested for determining expenses under Section 3.

3. The Fund shall pay all expenses in connection with the provision to the Company of a sufficient quantity of its proxy material under Section 3. The cost associated with proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage) will be paid by the Fund.

                                    EXHIBIT 1

                                       TO

                             PARTICIPATION AGREEMENT

PROCEDURES FOR PRICING AND ORDER/SETTLEMENT THROUGH NATIONAL SECURITIES CLEARING CORPORATION'S MUTUAL FUND PROFILE SYSTEM AND MUTUAL FUND SETTLEMENT, ENTRY AND REGISTRATION VERIFICATION, SYSTEM

1. As provided in Section 2(e) of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a) Distributor or the Funds will furnish to the Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS') (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. Best efforts will be made to provide all such information to the Company or its affiliate by 6:30 p.m. Eastern Time but in no event later than 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a "Business Day"). Changes in pricing information will be communicated to both NSCC and the Company.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV') by 5:00 am. Eastern Time on the next Business Day. Subject to the Company's or its affiliate's compliance with the foregoing, the Company or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses.

(c) The Company or its affiliate will wire payment for net purchase orders by the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund's prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Distributor does not send a confirmation of the Company's or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day the Company or its affiliate, or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or the Company or its affiliate, as applicable, as is otherwise provided in the Agreement.

(g) These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. The Company or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.